Exhibit (j)(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 20, 2018, relating to the financial statements and financial highlights, which appears in Loomis Sayles Core Plus Bond Fund, Loomis Sayles Global Allocation Fund, Loomis Sayles Growth Fund, Loomis Sayles Intermediate Duration Bond Fund, Loomis Sayles Limited Term Government and Agency Fund, Loomis Sayles Strategic Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2018. We also consent to the references to us under the headings “Financial Performance” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, MA

January 25, 2019